Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	March 15, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Declares 37th Consecutive Quarterly Dividend

Chicago (March 15, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $3.5 billion in portfolio assets and 85 properties, announced that on March 9, 2021 its Board of Directors approved a gross dividend for the first quarter of 2021 of $0.135 per share. JLL Income Property Trust has declared 37 consecutive quarterly dividends to its stockholders beginning with the first quarter 2012.

The dividend is payable on or around March 30, 2021 to stockholders of record as of March 25, 2021. On an annualized basis, this gross dividend is equivalent to $0.54 per share and represents a yield of approximately 4.6 percent on a NAV per share of $11.75 as of March 8, 2021. All stockholders will receive $0.135 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“We are extremely proud that for 37 consecutive quarters we have provided our stockholders with a steady source of income, even throughout the pandemic-challenged environment last year,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “In today’s low interest rate environment, investors and their financial advisors continue to seek out sources of reliable income coupled with lower volatility and JLL Income Property Trust provided this to our stockholders for over nine years.”

A fourth quarter dividend of $0.135 per share, less applicable share class specific fees, was paid according to the table below on December 30, 2020 to stockholders of record as of December 23, 2020. Any future dividends will be approved at the discretion of the Board of Directors.

	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q4 Quarterly Gross Dividend per Share	$0.13500	$0.13500	$0.13500	$0.13500
Less: Dealer Manager Fee per Share	-	($0.00785)	($0.00781)	($0.02220)
Q4 Quarterly Net Dividend per Share	$0.13500	$0.12715	$0.12719	$0.11280
NAV per Share as of December 31, 2020	$11.62	$11.63	$11.62	$11.60
Annualized Net Dividend Yield Based on NAV as of December 31, 2020	4.6%	4.4%	4.4%	3.9%

1.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3.A dealer manager fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $71 billion of assets in private and public real estate property and debt investments as of Q4 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.